 Exhibit 99.1

Aoxin Tianli Group, Inc. Appoints New Chief Financial Officer

WUHAN CITY, China, June 16, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, today announced that the Board of Directors of the Company has appointed Mr. “Tommy” Chun Choi Law as the Company’s Chief Financial Officer, replacing Mr. Houliang Yu, who resigned as Chief Financial Officer of the Company due to personal reasons on June 13, 2016.

Mr. Law, 55, is a seasoned CPA licensed in Hong Kong with over 32 year of professional experience in auditing, financial reporting, internal controls and risk management. Mr. Law joined Aoxin Tianli from a public accounting firm he formed in January 2013. Previously, Mr. Law served in various leadership capacities at multiple entities, including most recently, as financial controller, corporate secretary, and chief financial officer of China Infrastructure Investment Limited (0600.HK) which he served from April 2005 to November 2012 and as an independent director of Karce International Holdings Co. Ltd., a manufacturer and distributor of calculators and other consumer electronic products, which he served from April 2010 to September 2012. Mr. Law graduated from the Hong Kong Polytechnic University with a professional Diploma in Accountancy in 1984 and a postgraduate Diploma in Corporate Administration in 2000.

Mr. Wocheng Liu, Chairman and Co-CEO of Aoxin Tianli commented, “We appreciate Houliang's contributions to the Company over the past year and we wish him well in all of his future endeavors." Mr. Liu continued, “We are delighted to welcome Tommy to our senior management team and are confident that his over 30 years of experience and expertise will benefit us tremendously in years to come.”

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com